Exhibit 99.1

FOR IMMEDIATE RELEASE
March 17, 2023

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AAR elects John W. Dietrich to its Board of Directors

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, announced today that John W. Dietrich has been elected to AAR’s Board of Directors, effective immediately.

Mr. Dietrich is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”), a leading global provider of outsourced aircraft and aviation services, and serves as the Chairman of the National Defense Transportation Association.

“Mr. Dietrich brings significant aviation and airline management expertise in both the airfreight and passenger sectors, as well as aircraft leasing. He also has a depth of experience working with the military, and under his leadership the company serves as the largest provider of their passenger and cargo airlift,” said John M. Holmes, AAR’s Chairman, President, and Chief Executive Officer. “His leadership and industry insights will be valuable as we continue to grow AAR’s capabilities. We look forward to his contributions to the Board and our Company.”

Mr. Dietrich, 58, has over 30 years of experience with multi-national companies and all facets of aviation and airline management. He is responsible for executing the company’s strategies for Atlas Air Worldwide and its subsidiaries, including its international operating airlines, Atlas Air, Inc., Polar Air Cargo (a joint venture airline with DHL Express), and its leasing company, Titan Aviation Holdings, Inc. Mr. Dietrich is also responsible for the continuing expansion of the company’s commercial and military businesses in both airfreight and passenger sectors. He is also on the board of directors of Atlas Air Worldwide. Prior to becoming President and CEO in 2020, Mr. Dietrich served as Chief Operating Officer and held a variety of other executive positions with Atlas Air. He previously served as a litigation attorney at United Airlines.

He serves as Chairman of the National Defense Transportation Association (NDTA), where he previously led the NDTA’s development of an aviation subcommittee on cybersecurity. He is also on the Board of Directors for Airlines for America (A4A) and the Board of Governors for the International Air Transport Association (IATA,) and is a member and former Chairman of the National Air Carrier Association (NACA). Mr. Dietrich recently joined the board of the Liberty City Optimist Club, dedicated to youth development initiatives in the Miami community.

For more information on AAR, visit aarcorp.com/.

About AAR
AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include Parts Supply; OEM Solutions; Integrated Solutions; and Maintenance, Repair, and Overhaul (MRO) Services. AAR’s Expeditionary Services include Mobility Systems operations. Additional information can be found at aarcorp.com.